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                                                                 EXHIBIT 4.1
                                                                 -----------
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                          CASS COMMERCIAL CORPORATION
                          ---------------------------


SECRETARY OF STATE
STATE OF MISSOURI
P.O. BOX 778
JEFFERSON CITY, MISSOURI 65102

      Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation adopts the following Restated Articles of Incorporation:


                                  ARTICLE ONE
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      The name of the Corporation shall be Cass Commercial Corporation.

                                  ARTICLE TWO
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      The registered office of the corporation, until otherwise determined by the Board of Directors, shall be 13011 Hollenberg Drive, Bridgeton, Missouri 63044, and the registered agent at such address shall be Eric H. Brunngraber.

                                 ARTICLE THREE
                                 -------------

      The aggregate number of shares which the Corporation shall have authority to issue is Twenty Two Million (22,000,000) shares, of which Twenty Million (20,000,000) shares shall be Common Stock having a par value of $.50 per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of $.50 per share. No shareholder shall be entitled to the preemptive right to acquire additional shares of the Corporation.

      The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

      (a) the distinctive serial designation of such series and the number of shares constituting such series;

      (b) the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

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      (c)   whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

      (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

      (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

      (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

      (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                                 ARTICLE FOUR
                                 ------------

      The name and place of residence of the incorporator is: Bruce E. Woodruff, 333 N. Dickson, St. Louis, Missouri 63122.

                                 ARTICLE FIVE
                                 ------------

      The property and business of the corporation shall be controlled and managed by a Board of Directors consisting of ten (10) directors. The number of directors to constitute subsequent boards of directors shall be fixed by, or in the manner provided in, the by-laws of the corporation. Any changes in the number of members of the Board of Directors shall be reported to the Missouri Secretary of State within thirty (30) calendar days of such change.

                                  ARTICLE SIX
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      The duration of the Corporation shall be perpetual.

                                 ARTICLE SEVEN
                                 -------------

      The Corporation is formed for the following purposes:

      1. To own stock of and provide management services to banks and other financial institutions and generally to act as a bank holding company; and to engage in such other business as is incidental thereto; and generally to engage in any lawful act or activity for

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which corporations may now or hereafter be organized under the General and
Business Corporation Law of Missouri.

      2. To buy, lease and otherwise acquire lands and interests in lands of every kind and description and wheresoever situated, to buy, lease and otherwise acquire and to construct and erect buildings and structures of all kinds in and on such lands for any use and purposes; to hold, own, improve, develop, maintain, operate, lease, convey, exchange, mortgage, sell or otherwise dispose of such lands or any interests therein.

      3. To borrow or raise money for any of the purposes of this corporation and to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, either secured by mortgage, pledge or otherwise, or unsecured, for any money borrowed or in payment of property purchased, leased, or acquired or for other projects; to mortgage or pledge all, or any part of its properties, rights, interests and franchise, including any or all shares of stock, bonds, debentures, notes, scrip, or other obligations or evidences of indebtedness at any time owned by it.

      4. To buy, own, hold, sell, assign, transfer, mortgage, pledge, and deal in stocks, bonds, securities and evidences of indebtedness issued or created by any other corporation, association, partnership or individual, and while in control of the same, to exercise all rights, powers and privileges thereunto appertaining.

      5. To buy, hold, sell, assign, transfer, mortgage, pledge, and deal in and with its own capital stock, notes, bonds, securities and evidences of indebtedness in such manner and to such extent as may now or hereafter be permitted by law.

      6. To enter into, make, perform, and carry out as principal, agent or broker, contracts of every kind for any lawful purpose, with any person, firm, association or corporation, or with any domestic or foreign governmental, municipal or public authority.

      7. To purchase and acquire, as a going concern or otherwise, and to carry on, maintain and operate all or any part of the property, or business of any corporation or firm, association, entity, or person whatsoever, deemed to be of benefit to the corporation, or useful in any manner in connection with any of its objects or purposes; to conduct, transact, operate and carry on business incidental or germane to the objects and purposes hereinbefore enumerated.

      8. To buy or otherwise acquire and lease to others, vehicles, equipment and personal property of every kind and description.

      9. To have and exercise all of the powers now or hereafter conferred by the laws of the State of Missouri upon corporations organized under the laws of the said State, and any and all acts amendatory thereof and supplemental thereto; and to do any and all things necessary and proper in carrying out or accomplishing any and all of the above mentioned purposes or any part thereof, not inconsistent with the Constitution and laws of the State of Missouri, or these Articles of Incorporation.


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                                 ARTICLE EIGHT
                                 -------------

      The by-laws of the corporation may be adopted, amended or repealed only by: (a) the affirmative vote of at least 75% of the outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as a single class at a meeting duly called and held; or (b) by the affirmative vote of at least 70% of the authorized number of directors at a meeting of the Board of Directors duly called and held.

                                 ARTICLE NINE
                                 ------------

      The corporation shall to the full extent permitted by Section 351.355 of the General and Business Corporation Law of Missouri, as amended from time to time, indemnify all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in said Section.

                                  ARTICLE TEN
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      The affirmative vote of at least 75% of the outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as a single class at a meeting duly called and held, shall be required: (a) for the adoption or approval of any agreement for the merger or consolidation of the corporation with or into a related person or an affiliate of a related person, unless pursuant to the terms of the proposed merger or consolidation the persons who hold common shares of the corporation immediately prior to the merger will have the same rights and percentage of ownership and voting power of the surviving or resulting entity as they have in the corporation preceding the merger or consolidation; or (b) to authorize the sale or lease of all or substantially all of the assets of the corporation to a related person or affiliate of a related person; or (c) to authorize the dissolution of the corporation. For purposes of this Article a "related person" in respect of a given transaction shall be any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner directly or indirectly of more than 5% of any class of equity securities of the corporation as of the record date for the determination of stockholders entitled to vote on such transaction; an "affiliate" of a related person shall be any company, person or other entity which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the related person; an "associate" of a related person shall be any officer or director or any beneficial owner, directly or indirectly, of more than 5% of any class of equity securities of such related person or any of its affiliates; and "equity securities" shall include any stock or similar security, or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security, or any such warrant or right.

      A related person shall be deemed to be the beneficial owner of any equity securities which it or its affiliates or associates has the right to acquire pursuant to any agreement; or which are beneficially owned directly or indirectly (including shares deemed owned through the application of the immediately preceding clause) by any other company, person or entity (or an affiliate or associate of any such company, person or entity) with which it or its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any equity securities of the corporation.

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      A determination of the Board of Directors of the corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether: (a) a company, person or other entity is a related person, an affiliate or an associate; or (b) a related person or affiliate or associate thereof is the beneficial owner of more than 5% of any class of equity securities of the corporation.

      The provisions of this Article and of Article Eight hereof shall be in addition to the requirements of the General and Business Corporation Law of Missouri and shall not be amended or repealed without the affirmative vote of 75% of the outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as a single class at a meeting duly called and held. The notice of any meeting at which any matter described in this Article or in Article Eight (including the amendment or repeal of either Article) is to be voted on by the stockholders shall include a statement describing the matter to be voted on and setting forth the vote required to approve such matter.


      The foregoing Restated Articles of Incorporation were duly adopted at a meeting of the Board of Directors of the Corporation held on December 16, 1997, by the affirmative vote of a majority of the members of the Board of Directors, and correctly set forth without change the corresponding provisions of the Articles of Incorporation as theretofore amended, and supersede the original Articles of Incorporation and all amendments thereto.

      IN WITNESS WHEREOF, the undersigned Corporation has caused these Restated Articles of Incorporation to be executed in its name by its President and by its Secretary, this 17th day of December, 1997.
                                     ------

                                    CASS COMMERCIAL CORPORATION


(Corporate Seal)                    By s/Lawrence A. Collett
                                      -----------------------------------------
                                           President

                                    and Eric H. Brunngraber
                                       ----------------------------------------
                                           Secretary

STATE OF MISSOURI   )
                    ) ss.
COUNTY OF ST. LOUIS )

      I, Dana L. Stauder, a Notary Public, do hereby certify that on the 17th day of December, 1997, personally appeared before me Lawrence A. Collett who, being by me first duly sworn, declared that he is the President of Cass Commercial Corporation, that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

                                     s/Dana L. Stauder
                                    -------------------------------------------
                                    DANA L. STAUDER
                                    Notary Public - Notary Seal
                                    STATE OF MISSOURI
                                    ST. CHARLES COUNTY
                                    MY COMMISSION EXP. JUNE 3, 2000


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